EXHIBIT 10.17

ROSE HILLS MORTUARY, L.P.

AMENDED AND RESTATED SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

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ii

ROSE HILLS MORTUARY, L.P.

AMENDED AND RESTATED SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

                    WHEREAS, Rose Hills Mortuary, L.P., a California limited partnership (the “Partnership”), has adopted that certain Retirement Plan for Employees of Rose Hills Mortuary, L.P. (the “Retirement Plan”);

                    WHEREAS, the Partnership has entered into certain employment agreements (the “Employment Agreements”) with various management employees pursuant to which the Partnership is obligated to provide benefits supplemental to those provided by the Retirement Plan;

                    WHEREAS, the Partnership and its general partner, Rose Hills Mortuary, Inc., a California corporation (the “Corporation”) have adopted the Rose Hills Mortuary, L.P. Supplemental Employee Retirement Plan (the “SERP”); and

                    WHEREAS, it is desirable to amend the SERP.

                    NOW, THEREFORE, the Partnership and the Corporation hereby adopt this Amended and Restated Supplemental Employee Retirement Plan (the “Plan”) effective as of May 2, 1990 (the “Effective Date”), and the Corporation acknowledges its liability as general partner and agent for the Partnership to provide for the supplemental unfunded benefits in excess of those provided by the Retirement Plan, as required hereby.

ARTICLE I
DEFINITIONS

                    The following terms shall have the respective meanings set forth below:

          1.1      Act.     “Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          1.2      Administrator.     “Administrator” shall have the meaning set forth in the Retirement Plan.

          1.3      Beneficiary.     “Beneficiary” shall mean a person entitled under the provisions of Sections 4.1, 4.2 and 4.3.

          1.4      Benefit.     “Benefit” shall mean a monthly payment at the times and over the applicable periods specified in Article IV.

          1.5      Cause.     “Cause” means any of the following:

          (i)     a Participant’s engaging in gross misconduct which is materially injurious to the Partnership, as determined in good faith by the Board of Directors of the Corporation, after a written demand to correct such conduct is delivered to the Participant by the Board of Directors of the Corporation, which demand identifies the misconduct, and the Participant has been given sixty (60) days after receipt of such demand to correct his conduct; or

(ii) conviction of a Participant of any felony involving conduct concerning the performance of his duties as an employee of the Partnership.

          1.6      Costs.     “Costs” means the sum of cash premium payments made by the Partnership in respect of a life insurance policy purchased by the Partnership with respect to a particular Participant for the purpose of paying to such Participant the benefits set forth in Article IV.

          1.7      Code.     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          1.8      Compensation.     “Compensation” means the annual salary paid to a Participant by the Partnership or the Corporation during a payroll calendar year plus any bonuses, but in all cases excludes commissions, reimbursements, company-provided fringe benefits, gain on exercise of stock options, or any contributions or benefits under any pension, profit-sharing, deferred compensation, accident or health plan adopted by the Partnership.

          1.9      Death Benefit.     “Death Benefit” means the benefit described in Section 4.2.

          1.10     Disability.     “Disability” means the inability, caused by disease or bodily injury and originating after his designation as a Participant, of a Participant to perform the duties assigned to the Participant.  For purposes hereof, the determination of whether or not a Participant is suffering Disability shall be made by the Participant’s physician communicated in writing to the Partnership.  If the Partnership disagrees with the determination by the Participant’s physician, the Partnership shall appoint at its own expense another physician to make such determination.  If the physician so appointed by the Partnership disagrees with the determination made by the Participant’s physician, then the two physicians shall appoint a mutually acceptable third physician, at the Partnership’s expense, to make the final determination whether the Participant is suffering Disability, which determination shall be binding upon all parties hereto.  If the Participant or his representative refuses to cooperate with the physician appointed by the Partnership or the jointly appointed physician, then at the option of the

Partnership, the Participant shall be deemed to be suffering Disability; provided, however, that (a) after such inability has continued for two years, such Participant shall be considered to be suffering Disability only if he cannot work for pay or profit at another job for which he is reasonably fitted by education, training or experience; and (b) such Participant shall be considered to be suffering Disability only for those periods during which he is not working for pay or profit.

          1.11     Disability Benefit.     “Disability Benefit” means the benefit described in Section 4.3.

          1.12     Other Retirement Benefits.     “Other Retirement Benefits” means the total annual amount of retirement benefits which a particular Participant is entitled to receive, as of the month for which such Participant’s Supplemental Benefits are being determined under Article IV hereof, (i) as Social Security benefits, (ii) pursuant to the Retirement Plan and (iii) pursuant to any other retirement plan adopted by the Partnership which is or is intended to be qualified under Section 401(a) of the Code, but excluding benefits payable to such Participant pursuant to the Rose Hills Company 401(k) Savings Plan, as amended.

          1.13     Participant.     “ Participant” means a full–time employee of the Partnership who has become a Participant under Section 2.1 and who has not ceased to be a Participant under the provisions of Section 2.2 of the Plan.  An employee shall be deemed a “full–time” employee of the Partnership if he is so classified under the Partnership’s usual and customary employment practices prevailing from time to time during the period that such person has been designated as a Participant.

          1.14     Retirement.     “Retirement” means the voluntary or involuntary termination of a Participant’s employment with the Partnership for any reason other than death,  Disability, or termination for Cause.

          1.15     Rules of the Plan.     “Rules of the Plan” shall mean rules adopted by the Administrator pursuant to Section 3.1 (b) (ii) for the administration, interpretation or application of the Plan.

          1.16     Supplemental Benefit.     “ Supplemental Benefit” shall mean the benefit described in Section 4.1.

          1.17     Year of Service.     “Year of Service” means continuous employment by the Partnership or the Corporation or their predecessor entities for a twelve–month period commencing with the first day of employment with any such entity.  Notwithstanding anything to the contrary herein, a leave of absence or sick leave authorized by the Partnership or the Corporation in accordance with established policies, a vacation period or a temporary layoff for lack of work shall not be counted as a break in the continuity of employment by the Partnership or the Corporation; provided, however, that failure to return to work upon the expiration of any leave of absence, sick leave or vacation or within three (3) days after recall from a temporary layoff for lack of work shall be considered a break in the continuity of employment (and a resignation of employment) effective as of the date of expiration of such leave of absence, sick leave or vacation or the expiration of the third day after recall from any such temporary layoff.

ARTICLE II
PARTICIPATION

          2.1     Participation.     A person shall become a Participant under the Plan on the latest date at which such person: (i) is or becomes a full–time executive–level employee of the Partnership; (ii) has entered into an Employment Agreement with the Partnership pursuant to which the person is eligible for participation herein, or has entered into an agreement with the Partnership providing for benefits as specified herein; and (iii) completes or has completed five (5) Years of Service.  Once a person has become a Participant under the Plan, such person shall remain a  Participant until the participation of such person is terminated pursuant to Section 2.2.

          2.2     Termination of Participation.     A person shall cease to be a Participant upon the termination of such person’s employment for Cause.

ARTICLE III
ADMINISTRATIVE PROVISIONS

          3.1     Duties and Powers of the Administrator.

                    (a)     The Administrator (either directly or through its designees) will have power and authority to interpret, construe, and administer the Plan; provided that, the Administrator’s authority to interpret the Plan shall not cause the Administrator’s decisions in this regard to be entitled to a deferential standard of review in the event that a Participant or Beneficiary seeks review of the Administrator’s decision as described in Section 3.4.

                    (b)     The Administrator shall administer the Plan in accordance with the Plan and the Act and shall have full discretionary power and authority:

(i) to engage actuaries, attorneys, accountants, appraisers, brokers, consultants, administrators, physicians or other firms or persons and (with its officers, directors and employees) to rely upon the reports, advice, opinions or valuations of any such persons except as required by law;

(ii) to adopt Rules of the Plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such rules;

(iii) to construe the Plan and the Rules of the Plan;

(iv) to determine administrative questions of eligibility and vesting of Participants;

(v) to determine entitlement to a Benefit and to distributions of Participants, former Participants, Beneficiaries, and all other persons;

(vi) to make findings of fact as necessary to make any determinations and decisions in the exercise of such discretionary power and authority; and

(vii) to delegate any power or duty to any firm or person engaged under subparagraph (i) or to any other person or persons.

          3.2     Limitations Upon Powers of the Administrator.

                    The Plan shall be uniformly and consistently interpreted and applied with regard to all Participants in similar circumstances.  The Plan shall be administered, interpreted and applied fairly and equitably and in accordance with the specified purposes of the Plan.

          3.3     Compensation and Indemnification of Administrator: Expenses of Administration.

                    (a)     The Partnership shall pay or reimburse each employee functioning under Section 3.1 (b) for all expenses (including reasonable attorneys’ fees) properly incurred by such employee in the administration of the Plan.

                    (b)     The Partnership shall indemnify and hold each such employee harmless from all claims, liabilities and costs (including reasonable attorneys’ fees) arising out of the good faith performance of such employee’s functions hereunder.

                    (c)     The Partnership may obtain and provide for any employee, at the Partnership’s expense, liability insurance against liabilities imposed on such employee by law.

                    (d)     Legal fees incurred in the preparation and amendment of documents shall be paid by the Partnership.

                    (e)     Except as provided in subsection (a) above, fees and expenses of persons rendering services to the Plan shall not be paid or reimbursed by the Partnership except as agreed upon by the Partnership.

          3.4     Claims Procedure.

                    (a)     Because it is agreed that time will be of the essence in determining whether any payments are due to a Participant or Beneficiary under the Plan, or any claim for payment under the Plan or dispute regarding the interpretation of the Plan shall be resolved through arbitration as provided herein.

                    (b)     Any claim for arbitration may be submitted as follows: if a Participant or Beneficiary disagrees with the Administrator regarding the interpretation of the Plan and the claim is finally denied by the Administrator in whole or in part, such claim may be filed in writing with an arbitrator of the Participant’s or Beneficiary’s choice who is selected by the method described in the next four sentences. The first step of the selection shall consist of the Participant or Beneficiary submitting a list of five potential arbitrators to the Administrator.  Each of the five arbitrators must be either (i) a member of the National Academy of Arbitrators located in the State of California or (ii) a retired California Superior Court or Appellate Court judge.  Within one week after receipt of the list, the Administrator shall select one of the five arbitrators as the arbitrator for the dispute in question.  If the Administrator fails to select an arbitrator in a timely manner, the Participant or Beneficiary shall then designate one of the five arbitrators as the arbitrator for the dispute in question.

                    (c)     The arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the picking of the arbitrator.  No continuance of said hearing shall be allowed without the mutual consent of the Participant or Beneficiary and the Administrator.  Absence from or nonparticipation at the hearing by either party shall not prevent the issuance of an award.  Hearing procedures which will expedite the hearing may be ordered at the arbitrator’s discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.

                    (d)     The arbitrator’s award shall be rendered as expeditiously as possible and in no event later than one week after the close of the hearing.  In the event the arbitrator finds that the Partnership has breached the Plan, he or she shall order the Partnership to immediately take the necessary steps to remedy the breach.  In addition, the arbitrator shall order the Partnership to pay the Participant or Beneficiary an additional amount equal to 10% of the amount actually in dispute.  This additional amount shall constitute an additional benefit under the Plan.  The award of the arbitrator shall be final and binding upon the parties.  The award may be enforced in any appropriate court as soon as possible after its rendition.  If an action is brought to confirm the award, no appeal shall be taken by either party from any decision rendered in such action.

                    (e)     Solely for purposes of determining the allocation of the costs described in this subsection, the Administrator will be considered the prevailing party in a dispute if the arbitrator determines (i) that the Partnership has not breached the Plan and (ii) the claim by the Participant or Beneficiary was not made in good faith. Otherwise, the Participant or Beneficiary will be considered the prevailing party.  In the event that the Partnership is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorneys’ fees incurred by the Partnership), including the fees of a stenographic reporter, if employed, shall be paid by the other party.  In the event that the Participant or Beneficiary is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys’ fees incurred by the Participant or Beneficiary in pursuing his or her claim), including the fees of a stenographic reporter, if employed, shall be paid by the Partnership.

ARTICLE IV
PLAN BENEFITS

          4.1     Calculation of Supplemental Benefit.

                    (a)     If a Participant remains employed by the Partnership until such Participant’s Retirement, such Participant shall be entitled to receive from the Partnership a monthly Supplemental Benefit commencing on the date described in Section 4.1(b) below.  The amount of the Supplemental Benefit which a Participant is entitled to receive shall be determined as a function of such Participant’s age at Retirement, age at commencement of payments under the Plan, completed Years of Service and Other Retirement Benefits, as more fully described below.  The minimum amount of Supplemental Benefit shall be zero and the maximum amount of Supplemental Benefit which a Participant may be paid each month shall be equal to: (x) the remainder of (i) seventy percent (70%) of the highest amount of Compensation paid to such Participant during any one of the Partnership’s five fiscal years immediately preceding the year in which the Retirement Date occurs, less (ii) the amount of Other Retirement Benefits which such Participant is entitled to receive, divided by (y) twelve (12).  To determine the amount of Supplemental Benefit which a particular Participant is entitled to receive each month, the Administrator shall use the equation set forth in the preceding sentence, but shall replace the

“seventy percent (70%)” with the appropriate percentage for such Participant as set forth in the table below:

Age at Retirement Date	Completed Years of Service as of Date of Retirement

	5	6	7	8

45-49	35%	42%	49%	70%
50-54	42%	49%	56%	70%
55-59	49%	56%	63%	70%
60-64	49%	56%	63%	70%
65 & Over	56%	63%	70%	70%

In addition, in the event that a Participant retires prior to attaining age 62, so that a Supplemental Benefit payment begins prior to age 62 as set forth in Section 4.1(b) below, the equation set forth above to calculate the Participant’s Supplemental Benefit shall be further modified by reducing the amount determined in clause (i) of such equation by 0.55556 percent for each of the first twenty-four or fewer months by which the payment commencement date precedes the first day of the month in which the Participant would have attained age 62 and by 0.27778 percent for each of the months in excess of twenty-four by which the payment commencement date precedes the first day of the month in which the Participant would have attained age 62.  For purposes of determining the amount of a Supplemental Benefit payable to a Participant for any month, the value of any Other Retirement Benefits to which the Participant is entitled to receive currently shall be taken into account even if the Participant elects to defer commencement of such Other Retirement Benefits; however, no Other Retirement Benefit shall be taken into account for any month prior to which such Other Retirement Benefit would commence to be paid to the Participant under the terms of the plan or program pursuant to which such Other Retirement Benefit is provided. Notwithstanding the foregoing, no Social Security benefits shall be taken into account for purpose of determining the value of Other Retirement Benefits until the earlier of (i) the date such Social Security benefits actually commence or (ii) the Participant attains the age used as his retirement age under Section 216(l) of the Social Security Act.

                    (b)     The payment of the monthly Supplemental Benefit shall commence on the first day of the calendar month following the later of (i) the month in which the Participant attains age 55 or (ii) the month in which the Participant’s Retirement occurs, and shall continue through and including the month following the month in which such Participant’s death occurs.

                    (c)     Notwithstanding anything herein to the contrary, if a Participant is legally married on the date that the Supplemental Benefit payable hereunder is scheduled to commence, and if the Participant has not elected out of the provisions of this Section 4.1 (c) in accordance with the procedures set forth in Section 4.1 (d), then the Supplemental Benefit payments shall be paid to the Participant and the spouse to whom he was married at the time benefits commenced in the form of a “joint and survivor annuity” as follows: (i) the Participant shall receive each month through and including the month in which the Participant’s death occurs a benefit payment reduced from what would otherwise be paid as a Supplemental Benefit to the Participant such that the reduced benefit payable to the Participant each month during the Participant’s lifetime under this Section is set at a rate where the Participant’s joint and survivor annuity is the “Actuarial Equivalent” (as defined in the Retirement Plan) of the Participant’s Supplemental Benefit; and (ii) the Participant’s surviving spouse shall receive each month (beginning with the first day of the calendar month next following the month in which the Participant’s death occurred and continuing through the month in which the surviving spouse’s death occurs) a benefit payment equal to one hundred percent (100%) of the reduced benefit paid to the Participant prior to his death pursuant to clause (i) above.

                    (d)     At any time before the date at which Supplemental Benefit payments are scheduled to commence in accordance with the Plan, a Participant may elect in writing, with the written consent of such Participant’s spouse, not to receive the joint and survivor annuity but to receive instead the normal Supplemental Benefit.  In order to be effective, a Participant’s election under this Section 4.1(d) shall be communicated in a signed writing directed to the “Administrator of the Rose Hills Mortuary, L.P. Supplemental Employee Retirement Plan.”

          4.2     Pre-Retirement Survivor Annuity.     If a Participant dies before Retirement but after becoming vested in his benefits under the Plan, and if the Participant was legally married on the date of death, then the surviving spouse shall receive a “survivor annuity,” which shall provide a benefit payment equal to the monthly amount the surviving spouse would have received under Section 4.1(c) if the Participant had retired on his date of death (and, if his death occurs before he attains 55, had survived to age 55 and had then begun receiving benefits under this Plan), which payment shall commence on the first day of the calendar month next following the later of (a) the month in which the Participant’s death occurred or (b) the month in which the Participant would have attained age 55, and shall end with the calendar month in which the death of the surviving spouse occurs.

          4.3     Disability Benefit.

                    (a)     If a Participant’s employment is terminated after the Participant has suffered a Disability, then the Participant shall receive a Disability Benefit in the amount of the Supplemental Benefit which such Participant would be entitled to receive pursuant to the table in Section 4.1(a), adjusted as described therein for commencement of benefits prior to age 62 (but not actuarially reduced for a surviving spouse benefit), if the date at which the Participant suffered the Disability was actually the date of such Participant’s Retirement.  For purposes of this Section 4.3, if a Participant is younger than fifty (50) years of age at the date of Disability, such Participant shall be deemed to be fifty (50) years of age for purposes of determining the appropriate percentage from the table in Section 4.1(a) and for determining the amount of the actuarial reduction for early commencement described therein.

                    (b)     The payment of the monthly Disability Benefit shall commence on the first day of the calendar month following the month in which the Participant’s Disability occurs and shall continue through and including the month following the month in which such Participant’s death occurs after which time no further payments shall be made.

                    (c)     Notwithstanding anything contained herein to the contrary, if a Participant dies after the Disability Benefit payments have commenced and is survived by the spouse to whom he was married at the time he incurred the Disability, then such surviving spouse shall receive a “survivor annuity,” equal to 100% of the benefit paid to the Participant prior to his death, which benefit shall begin on the first day of the calendar month next following the month in which the Participant’s death occurred and ending with the calendar month in which the death of such surviving spouse occurs.

ARTICLE V
MISCELLANEOUS PROVISIONS

          5.1     Termination of Plan.     While the Plan is intended as a permanent program, the Partnership, by vote of seventy-five percent (75%) of the Board of Directors of the Corporation, shall have the right at any time to declare the Plan terminated completely as to the Partnership, or as to any division, facility or other operational unit thereof.  Discharge or layoff of employees of the Partnership, or any unit thereof without such a declaration shall not result in a termination or partial termination of the Plan except to the extent required by law.  In the event of such termination, partial termination, discontinuance, or termination event under Section 5.6 (an “Event of Termination”), the actuarial value of benefits accrued to the date of such termination or partial termination for the Participants and Beneficiaries (as reasonably determined by the Participants and/or the Beneficiaries) shall be paid by the Partnership to the Participants and/or the Beneficiaries within thirty (30) days after the Event of Termination.  For purposes of this Section 5.1, the actuarial equivalent of a Participant’s benefit shall be determined using the same actuarial factors that would be used for purposes of determining lump sum benefits under the Retirement Plan as of the date of the Event of Termination if the Retirement Plan were then being terminated, and assuming that the Participant retired immediately and commenced receiving the Supplemental Benefit payable hereunder as of the first day of the later of the month in which the Event of Termination occurs or the month in which the Participant attains age 55, with Other Retirement Benefits equal to those accrued as of the date of such Event of Termination; provided, however, that in the event a Participant is not yet eligible to receive one or more Other Retirement Benefits, each such Other Retirement Benefit shall be deemed to commence at the earliest possible commencement date under the terms of the plan or program pursuant to which such Other Retirement Benefit is provided, except that Social Security benefits shall not be deemed to commence until the date on which Participant will attain the age used as his retirement age under Section 216(l) of the Social Security Act.  Notwithstanding the foregoing, if at the time of the Event of Termination the provisions originally in effect on January 1, 1996 under the Retirement Plan for determining lump sum actuarial equivalents of benefits upon termination of the Retirement Plan (the “1996 Actuarial Provisions”) have been amended, and the 1996 Actuarial Provisions would produce a larger lump sum benefit if they were still in effect, then the Participant’s lump sum benefit under this Plan shall be determined as if such 1996 Actuarial Provisions were still in effect.

          5.2     Unfunded Plan.     The Plan shall be completely unfunded.  All benefits payable under the Plan shall be paid from the Partnership’s general assets, and any assets of the Partnership available to pay Plan benefits shall be subject to the claims of the Partnership’s general creditors and may be used by the Partnership in its sole discretion for any purpose.  The Partnership shall not be required to set aside or hold in trust any funds for the benefit of a Participant or Beneficiary, who shall have the status of a general unsecured creditor with respect to the Partnership’s obligation to make benefit payments pursuant to the Plan.

          5.3     Payments.     If any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrator may direct that such payment be made to any person found by the Administrator, in its sole judgment, to have assumed the care of such minor or other person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Administrator, the Partnership and its officers directors, employees, owners, agents and representatives.

          5.4     Amendment of Plan.     As limited in Section 5.1 hereof, complete or partial amendments or modifications to the Plan (including retroactive amendments to meet governmental requirements or prerequisites for tax qualification) may be made from time to time by the Partnership; provided, however, that no amendment shall decrease the accrued Benefit of any Participant or former Participant or reduce the amount payable to a Participant under Section 5.1 upon an Event of Termination.

          5.5     Retroactive Effect of Plan Amendment.

                    (a)     No Plan amendment, unless it expressly provides otherwise, shall be applied retroactively to increase the accrued Benefit of a Participant whose Retirement, death or Disability preceded the date such amendment became effective unless and until such person again becomes a Participant.

                    (b)     No Plan amendment, unless it expressly provides otherwise, shall be applied retroactively to increase the amount of Years of Service credited to any person for purposes of Plan participation, vesting or any other Plan purpose with respect to his participation or employment before the date such amendment became effective.

                    (c)     Except as provided in subsections (a) and (b), all rights under the Plan shall be determined under the terms of the Plan as in effect at the time the determination is made.

          5.6     Consolidation or Merger; Adoption of Plan by Other Companies.

                    (a)     The Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.  If the Partnership merges or consolidates with or into a successor, the Plan shall continue in effect unless the successor terminates the Plan.

                    (b)     In the event of the sale by the Partnership or the Corporation of the Partnership’s assets, the successor shall continue the Plan by adopting the Plan by resolution of its board of directors or agreement of its partners or of its proprietor.  If, within ninety (90) days from the effective date of such sale of assets, such new corporation, partnership or proprietorship does not adopt the Plan, the Plan shall be terminated in accordance with Section 5.1.

                    (c)     There shall be no merger or consolidation with or transfer of the assets or liabilities of the Plan to any other plan unless each Participant in the Plan would, if the combined plan were then terminated, receive a Benefit immediately after the merger, consolidation or transfer which is equal to or greater than the Benefit each Participant would have been entitled to receive under the Plan immediately before the merger, consolidation or transfer, if the Plan had then terminated.

          5.7     Inspection of Records.     Copies of the Plan and any other documents and records which a Participant is entitled by law to inspect shall be open to inspection by such Participant or such Participant’s duly authorized representatives at any reasonable business hour at the principal office of the Partnership, any Partnership worksite at which at least fifty (50) employees regularly perform services and such other locations as the Secretary of Labor may require.

          5.8     Plan Does Not Constitute Employment Contract.     Except as otherwise required by law, nothing contained in the Plan shall modify or limit the Employment Agreements.

          5.9     Errors and Misstatements.     If any misstatement, error or omission of fact by a Participant to the Administrator results in payment of Benefits in an incorrect amount, the Administrator shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall cause payment to the Participant or his Beneficiary of any underpayment in cash in a lump sum or shall recoup any overpayment from future payments to the Participant or his Beneficiary or shall proceed against the Participant or his Beneficiary for recovery of any such overpayment.

          5.10     Conflicting Claims.     Except as otherwise provided in Section 3.4, if the Administrator is confronted with conflicting claims concerning a Benefit, the Administrator may interplead the claimants in an action at law, or in an arbitration conducted in accordance with the rules of the American Arbitration Association, as the Administrator shall elect in its sole discretion, and in either case, the attorneys’ fees, expenses and costs reasonably incurred by the Administrator in such proceeding shall be paid by the Partnership.

          5.11     Governing Law.     The Plan shall be interpreted, administered and enforced in accordance with the Code and the Act, and the rights of Participants, former Participants, Beneficiaries and all other persons shall be determined in accordance therewith; provided, however, that, to the extent that state law is applicable, the laws of the state of the residence of the Participant in question, or if none, the state in which the principal office of the Administrator is located shall apply.

          5.12     Genders and Plurals.     Where the context so indicates, the masculine pronoun shall include the feminine pronoun and the singular shall include the plural.

          5.13     Titles.     Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

          5.14     References.     Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently amended, enacted, adopted or executed statute, regulation or document.

                    IN WITNESS WHEREOF, the Partnership has caused the Plan to be executed this day of _____________, 1996, effective, however, as of the Effective Date.

ROSE HILLS MORTUARY, L.P., a California limited partnership

By:	ROSE HILLS MORTUARY, INC.,
a California corporation, general partner

	By:	/s/ DENNIS C. POULSEN

	Name:	Dennis C. Poulsen
	Title:	President & CEO

	By:	/s/ K. E. NUNGESSER

	Name:	K. E. Nungesser
	Title:	Executive Vice President & CFO

GUARANTEE

          Roses, Inc. and Rose Hills Mortuary, Inc. each hereby unconditionally guarantees the due and punctual payment and performance of all obligations of Rose Hills Mortuary, L.P. under the foregoing Rose Hills Mortuary, L.P. Amended and Restated Supplemental Employee Retirement Plan effective as of May 2, 1990, as the same may be amended, restated or otherwise modified from time to time in accordance with its terms.

ROSES, INC.

By:	/s/ DENNIS C. POULSEN

Name:	Dennis C. Poulsen
Title:	President & CEO

By:	/s/ K. E. NUNGESSER

Name:	K. E. Nungesser
Title:	Executive Vice President & CFO

ROSE HILLS MORTUARY, INC.

By:	/s/ DENNIS C. POULSEN

Name:	Dennis C. Poulsen
Title:	President & CEO

By:	/s/ K. E. NUNGESSER

Name:	K. E. Nungesser
Title:	Executive Vice President & CFO